Matters submitted for vote of security holders
----------------------------------------------

(a) An Annual Meeting of Shareholders (Meeting) of the Liberty All-Star Equity Fund (Fund) was held on April 19, 2000. (see attached proxy statement).

(b) The Fund's shareholders elected of Robert J. Birnbaum and William E. Mayer as Trustees to hold office until the final adjournment of the Annual Meeting of Shareholders for the year 2003. The Fund's Board of Trustees also consists of James E.Grinnell, Richard W. Lowry and John J. Neuhauser.

(c)(1)The Fund's shareholders voted to approve a new Portfolio Management Agreement with TCW Funds Management, Inc., as follows:

                       For                  Against            Abstain
                       ---                  -------            -------
                  90,989,944.876       1,044,938.414          1,371,592.632

(c)(1a)The Fund's shareholders voted to approve a new Portfolio Management Agreement with Oppenheimer Capital which will replace the current Portfolio Management Agreement which will terminate upon change in control of Oppenheimer Capital upon acquisition by Allianz AG, as follows:

                       For                  Against            Abstain
                       ---                  -------            -------
                  90,945,531.710        1,138,799.344            1,322,144.868

(c)(2) The   Fund's   shareholders   voted  to   ratify   the   selection   of
       PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2000, as follows:

                       For                  Against           Abstain
                       ---                  -------           -------
                  91,684,707.141       842,624.980                 879,143.791

(d)      Not applicable.